  [ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 10.66
Chordiant Software, Inc.
2005 Equity Incentive Plan

2008-2009 Performance Share Unit Program

Adopted:  October 11, 2007

1.  Purpose.  The Chordiant Software, Inc. 2008-2009 Performance Share Unit Program (the “Program”), established under the Chordiant Software, Inc. 2005 Equity Incentive Plan (the “Plan”), is intended to provide equity incentive compensation to individuals who make a significant contribution to the performance of Chordiant Software, Inc. (the “Company”).  Program objectives are to:  (i) focus key Employees on achieving specific performance targets, (ii) reinforce a team orientation, (iii) provide significant award potential for achieving outstanding performance, and (iv) enhance the ability of the Company to attract and retain highly talented and competent individuals.

2.  Definitions.

Defined terms not explicitly defined in this Program but defined in the Plan shall have the same definitions as in the Plan.

(a)  “Actual Award” means the number of shares of Common Stock earned by a Designated Participant under the Program during a Performance Period based on achievement of applicable Performance Goals and Other Performance Goals, as determined on the Certification Date.

(b)  “Certification Date” means the date on which the Committee certifies the extent to which the Performance Goals have been met under the Performance Award Formula and whether any reductions in the Maximum Awards should be made on account of the degree of achievement of the Other Performance Goals or other factors (to the extent permitted under Section 162(m) of the Code).

(c)  “Designated Participant” means a key Employee of the Company who is designated by the Committee in writing to participate in the Program.

(d)  “Maximum Award” means the maximum number of shares of Common Stock that may be credited to a Designated Participant under the Program in respect of a specified Performance Period and issued if the applicable Performance Goals and Other Performance Goals are achieved at the levels set by the Committee during the applicable Performance Period and if the Designated Participant remains in Continuous Service during the entire Performance Period.

(e)  “Other Performance Goal” means a performance goal established by the Committee that is not a Performance Goal established pursuant to Section 2(kk) of the Plan.

(f)  “Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals and Other Performance Goals will be measured for the purpose of determining a Designated Participant’s right to an Actual Award.  At the discretion of the Committee, a Performance Period may be divided into shorter periods (for example, fiscal quarters of the Company) over which the attainment of one or more Performance Goals and Other Performance Goals will be measured.

3.  How Awards Are Earned Under the Program.

(a)  General Program Description.  The Program provides the opportunity for certain key Employees to earn shares of Common Stock based on the performance of the Company.  In general, the Committee will select certain key Employees to participate in the Program at the beginning of a Performance Period.  Upon selection to participate in the Program, each such Designated Participant will be granted a Maximum Award equal to the number of shares of Common Stock that can be issued under an Actual Award to such Designated Participant  if (i) specified levels of applicable Performance Goals are achieved during the Performance Period, (ii) the Committee does not reduce the Maximum Award on account of the degree of achievement of applicable Performance Goals and/or Other Performance Goals, and (iii) the Designated Participant remains in Continuous Service during the entire Performance Period and any subsequent additional vesting period.  If the Committee does reduce the Maximum Award on account of the degree of achievement of applicable Performance Goals and/or Other Performance Goals, the Designated Participant will be awarded a portion (or none) of the shares of Common Stock subject to the Maximum Award; provided, however, that (i) if the specified level of Performance Goals is not achieved during the Performance Period, the Designated Participant will not receive any shares of Common Stock, and (ii) the maximum number of shares of Common Stock that a Designated Participant may receive as an Actual Award will in no event exceed the Maximum Award.  The methodology for the operation of the Program in terms of establishing the Maximum Award based on the levels of achievement of the Performance Goals and the determination of whether the Maximum Award, or some portion of it, will become payable to a Designated Participant as an Actual Award in respect of a Performance Period is set forth in the attached Exhibit A, as amended from time to time.  As required by Section 7(e) of the Plan and in accordance with Section 162(m) of the Code, in no event may a Maximum Award be granted to a Designated Participant such that the number of shares of Common Stock that could be earned by such Designated Participant in any calendar year under all Performance Stock Awards, including the Maximum Award, would exceed 3,000,000 shares of Common Stock.

(b)  Designated Participants.Each key Employee of the Company who is designated by the Committee in writing for participation in the Program for a particular Performance Period shall be eligible for a Maximum Award with respect to such Performance Period.  The Committee may designate a key Employee who commences Continuous Service after the beginning of a particular Performance Period as eligible to receive a prorated Maximum Award for such Performance Period.  The determination as to whether an individual is a Designated Participant shall be made by the Committee, in its sole discretion, and such determination shall be binding and conclusive on all persons.

No Employee shall have any right to be a Designated Participant in the Program, to continue as a Designated Participant, or to be granted a Maximum Award or Actual Award under the Program.  The Company is not obligated to give uniform treatment (e.g., number of shares subject to Maximum Awards) to Employees or Designated Participants under the Program.  Participation in the Program as to a particular Performance Period does not convey any right to participate in the Program as to any other Performance Period.

(c)  Performance Goals and Other Performance Goals.  The Performance Goals  and Other Performance Goals, if applicable, for a particular Performance Period and their relative weights, will be determined by the Committee, in its sole discretion. The Committee also may establish, in its sole discretion, Performance Goals and Other Performance Goals for annual, quarterly or other periods within the applicable Performance Period.  The Performance Goals and Other Performance Goals for a Performance Period or for shorter periods within a Performance Period are not required to be identical to the Performance Goals and Other Performance Goals for any other Performance Period or shorter period within a Performance Period.  The Committee may establish Performance Goals and Other Performance Goals for each Designated Participant or for groups of Designated Participants.

4.  Other Program Provisions.

(a)  Distribution of Actual Awards.  Assessment of actual performance, determination of Actual Awards and the distribution of shares of Common Stock in respect of Actual Awards will be subject to (i) certification by the Committee that the applicable Performance Goals and other terms of the Program have been met, (ii) the Committee’s determination as to the appropriate reductions, if any, in the amounts of the Maximum Awards in arriving at the amounts of the Actual Awards, based on the levels of achievement of applicable Performance Goals, Other Performance Goals and/or other factors, and (iii) the completion of any subsequent additional vesting period.  Unless an Actual Award is subject to additional vesting conditions following the Certification Date (as provided in Exhibit A), shares of Common Stock that are credited to a Designated Participant as an Actual Award on the Certification Date will be fully vested as of the Certification Date.  In all cases, vested shares will be distributed to the Designated Participant (or the Designated Participant’s heirs in the case of death) within thirty (30) days following the vesting date.  Notwithstanding the foregoing, if the Company has provided a Designated Participant with a plan or program by which to defer distribution of such shares of Common Stock and the Designated Participant has made an effective election to defer such distribution under such plan or program, such shares will be distributed to the Designated Participant (or the Designated Participant’s heirs in the case of death) in accordance with such election.  Notwithstanding the distribution of the shares, the Committee may determine that any shares issued under an Actual Award may not be immediately sold or transferred by the Designated Participant and must instead be held for a pre-determined period of time.  The Company shall have the right to withhold shares of Common Stock otherwise deliverable to the Designated Participant in satisfaction of any federal, state or local tax withholding obligation relating to the delivery of Common Stock under the Actual Award, but the Company shall not withhold a number of shares with a fair market value in excess of the applicable tax withholdings determined by application of the minimum required statutory rates.

(b)  Employment and Termination.  In order to receive shares of Common Stock in respect of an Actual Award under the Program, a Designated Participant must remain in Continuous Service during the entire Performance Period, and for any subsequent additional vesting period, except as otherwise provided under the terms of the applicable Award Agreement.

(c)  No Employment or Service Rights.  Nothing in the Program or any instrument executed or Award granted pursuant to the Program shall (i) confer upon any Employee or Designated Participant any right to continue to be retained in the employ or service of the Company, (ii) change the at-will employment relationship between the Company and an Employee or Designated Participant, or (iii) interfere with the right of the Company to discharge any Employee, Designated Participant or other person at any time, with or without cause, and with or without advance notice.

(d)  Program Administration.  The Committee shall be responsible for all decisions and recommendations regarding Program administration and retains final authority regarding all aspects of Program administration, the resolution of any disputes, and the application of the Program in any respect to a Designated Participant.  All determinations and interpretations made by the Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.  The Committee may, without notice, amend, suspend or terminate the Program; provided, however, that no such action may adversely affect any then outstanding Award unless (i) expressly provided by the Committee and (ii) with the consent of the Designated Participant, unless such action is necessary to comply with any applicable law, regulation or rule.

(e)  Stockholder Rights. No Designated Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Maximum Award (including, without limitation, the right to receive dividends) unless and until such Designated Participant has received an Actual Award under the Program, has vested in the shares subject to the Actual Award and has received delivery of such shares; provided, however, that a plan or program by which receipt of shares of Common Stock in respect of an Actual Award may be deferred may provide for the crediting of dividend equivalent rights.

(f)  Validity.  If any provision of the Program is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Program.

(g)  Governing Plan Document.  The Program is subject to all the provisions of the Plan and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted by the Committee, the Board or the Company pursuant to the Plan.  In the event of any conflict between the provisions of this Program and those of the Plan, the provisions of the Plan shall control.

        [ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

2008-2009 Performance Share Unit Program
Award Calculation Methodology

Capitalized terms not explicitly defined in this Exhibit A but defined in the Program or the Plan shall have the same definitions as in the Program or the Plan.

Award Type & Size
•
Designated Participants will be granted performance-based Restricted Stock Units (RSUs) under Chordiant’s 2005 Equity Incentive Plan. RSUs are bookkeeping entries, not representing any actual ownership of shares of Common Stock until the Award has vested and shares of Common Stock have been delivered.  The number of RSUs granted corresponds on a 1:1 basis to shares of Common Stock that may be delivered in the future based on the provisions of the Plan, the Program and the applicable Award Agreement.

•	The Award Agreement issued to the Designated Participant will set forth the number of shares subject to the total Target Award and the total Maximum Award that such Designated Participant can earn.

Date of Grant
•	Awards subject to this Exhibit A will be granted on October 11, 2007.

Performance Period & Vesting
•	Performance will be measured over the two year period constituting the Company’s fiscal years 2008 and 2009 (the “Performance Period”)
•	Subject to the Designated Participant’s Continuous Service through the Certification Date, the shares of Common Stock subject to the Actual Award will vest in full on the Certification Date.
•
Except in the case of a Change in Control, the Certification Date shall occur within the ten (10) day period after the date on which the Company files its annual report on Form 10-K for fiscal year 2009.  If a Change in Control occurs prior to the Committee’s determination in such ten (10) day period, the effective date of the Change in Control shall be the Certification Date (as further described below).

Award Metrics
•	Up to 50% of the Maximum Award will be earned based on achievement of Cumulative Revenue (such 50% , the “Maximum Revenue Award”), as follows:

Performance Level	Cumulative Revenue	% of Maximum Revenue Award Earned	With Respect to this 50% of the Award:
Threshold	$[ * ]	0%
Target	$[ * ]	66.67%	“Target Award”
Maximum	$[ * ]	100%	“Maximum Award”

For example, assume a Designated Participant has been granted a Maximum Award covering 36 shares.  If the Company achieved Cumulative Revenue of $[ * ], the Designated Participant will earn 66.67% of the 18 shares that constitute his Maximum Revenue Award – i.e., 12 shares.

•
Up to 50% of the Maximum Award will be earned based on achievement of Cumulative Operating Income (such 50%, the “Maximum OI Award”), subject to reductions for the Other Performance Goal.  In order to earn any part of the Maximum OI Award, the Company must achieve Cumulative Operating Income of at least $[ * ] (the “Funding Gate”).  If the Funding Gate is not met, no part of the Maximum OI Award will be earned.  If the Funding Gate is met, the Maximum OI Award will be earned, subject to reduction based on the achievement of the Other Performance Goal, as follows:

Performance Level	Cumulative Non-GAAP Operating Profit	% of Maximum OI Award Earned	With Respect to this 50% of the Award:
Threshold	$[ * ]	0%
Target	$[ * ]	66.67%	“Target Award”
Maximum	$[ * ]	100%	“Maximum Award”

For example, for the Designated Participant described in the example above, if the Company achieved the full Funding Gate, and also achieved Cumulative Non-GAAP Operating Profit of $[ * ], the Designated Participant will earn 100% of the 18 shares that constitute his Maximum OI Award – i.e., 18 shares.

In total, this Designated Participant earned an Actual Award equal to 30 shares (out of his total 36 share Maximum Award.

•
In applying the foregoing tables,  linear interpolation shall be used for Performance Levels that are other than the Threshold, Target and Maximum levels.  Moreover, in applying the percentage of a Maximum Award earned,  partial shares of Common Stock shall be rounded up to the nearest whole share.

Holding Period
•
Each Designated Participant must not sell or otherwise transfer (excluding transfers to family trusts for tax planning purposes for which the Designated Participant is deemed to be the “beneficial owner” of the shares for purposes of the Exchange Act) any of the shares of Common Stock issued under the Actual Award until the earliest of (1) the fourth anniversary of the Date of Grant, (2) a Change in Control of the Company, (3) the certification by the Board that the Designated Participant is suffering an Unforeseeable Emergency, or (4) the termination of the Designated Participant’s Continuous Service with the Company as a result of an Involuntary Termination or as a result of the Designated Participant’s death or Disability (such period, the “Holding Period”).

•	Shares withheld by the Company to cover applicable tax withholdings will not be deemed a violation of the Holding Period.
•
The Company will place appropriate legends on the certificates representing the shares of Common Stock issued under the Actual Award regarding the Holding Period, and will take such steps as otherwise reasonably necessary to enforce the Holding Period (including but not limited to placing the shares into an escrow account and issuance of a stop transfer order).

Effects of a Change In Control
•
If the effective date of the Change in Control occurs prior to the Certification Date, Designated Participant will earn, as of immediately prior to the Change in Control, an Actual Award equal to the lesser of (1) 1.0 of the Target Award (i.e., the number of shares determined under the tables above as if the Funding Gate was met and all applicable Performance Goals and the Other Performance Goal had been achieved at the Target level of performance) and (ii) the product of (a) 1.0 of the Target Award and (b) a fraction, the numerator of which is the number of months since the start of the Performance Period (rounded up for any partial months of service) plus 12 months, and the denominator of which is 24.  The effective date of the Change in Control will be the Certification Date for purposes of the Program.  The Actual Award will be fully vested as of Certification Date.

For example, assume a Designated Participant has been granted a Maximum Award covering 36 shares, so that his Target Award is for 24 shares.  If the Change in Control occurs on the 15th day of the sixth month of fiscal year 2008, and the Designated Participant remains in Continuous Service through such date, the Designated Participant will earn an Actual Award equal to [(6 + 12)/24] x 24 shares = 18 shares.  This Actual Award will be fully vested as of the effective date of the Change in Control.

Compliance with Section 409A of the Code
•
It is intended that the Awards granted under the Program satisfy, to the greatest extent possible, the exception from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) (i.e., the “short term deferral exception”).

•
Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that any Award under the Program constitutes a “deferral of compensation” under Section 409A of the Code (together, with any state law of similar effect, “Section 409A”) and if a Designated Employee is a “specified employee” of the Company or any successor entity thereto as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”) as of the date of the Designated Participant’s “separation from service” (within the meaning of Treasury Regulations Section 1.409A-1(h)) (such date, the “Separation Date”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A resulting from the delivery of shares of Common Stock as a result of his or her separation from service (as defined above), the delivery of the shares of Common Stock (or any portion thereof) shall be delayed as follows:  on the earlier to occur of (i) the date that is six months and one day after the Separation Date or (ii) the date of the Designated Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) issue to the Designated Employee those shares subject to the Actual Award that the Designated Employee would otherwise have been issued through the Delayed Initial Payment Date if the issuance of the shares had not been delayed pursuant to this paragraph and (B) commence issuing the balance of the shares in accordance with the original issuance schedule described above.

•	It is intended that each installment of the issuance of the shares provided for in the Program is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2).

Other Terms & Conditions
•	No rights to dividends or dividend equivalents under the RSUs, except as provided under Section 11(a) of the Plan.

Definitions
•
“Change in Control” will have the meaning set forth in the Plan; provided, however, that Section 2(f)(v) will, for purposes of this Program, be revised to read as follows: “individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board during any 12-month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered a member of the Incumbent Board.”

•	“Cumulative Non-GAAP Operating Profit” means Cumulative Operating Income, excluding the following:
1.      restructuring and other nonrecurring charges;
2.	the effects of any “extraordinary items” as determined under GAAP;
3.	charges for stock based compensation; and
4.	amortization of intangible assets or purchased software
•
“Cumulative Operating Income” means total GAAP operating income as would be reported in the Company’s filings under Form 10-K, but excluding restructuring and other nonrecurring charges and the effects of any “extraordinary items” as determined under GAAP

•
“Cumulative Revenue” means total GAAP revenue as would be reported in the Company’s filings under Form 10-K, but excluding restructuring and other nonrecurring charges and the effects of any “extraordinary items” as determined under GAAP

•
“Good Reason” means the Designated Participant has resigned from all positions he or she then holds with the Company (or any successor thereto) if (1) one of the following actions has been taken:  (a) there is a material diminution of Designated Participant’s authority, duties, or responsibilities; provided, however, that Good Reason shall not be satisfied solely by reason of such Designated Participant’s retaining substantially the same position held prior to a Change in Control, but in a distinct legal entity or business unit of a larger entity following such Change in Control, (b) there is a material reduction in the Designated Participant’s annual base salary or target bonus opportunity, except to the extent the base salaries or target bonus opportunities (as applicable) of other similarly situated officers of the Company are accordingly reduced, (c) the Designated Participant is required to relocate his or her primary work location to a facility or location that would increase the Designated Participant’s one way commute distance by more than twenty (20) miles from the Designated Participant’s primary work location as of immediately prior to such change, or (d) the Company (or any successor thereto) materially breaches its obligations under this Program or any effective written employment agreement with the Designated Participant, and (2) the Designated Participant provides written notice to the Company’s General Counsel within thirty (30) days after such material change or reduction, (3) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice, and (4) the Designated Participant’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.

•	“Involuntary Termination” means a termination without Cause or a resignation for Good Reason. A termination by reason of death or Disability shall not be considered an Involuntary Termination.
•	“Other Performance Goal” means Cumulative Non-GAAP Operating Profit.
•
“Unforeseeable Emergency” means a severe financial hardship to the Designated Participant after the issuance of the shares under the Actual Award, which hardship results from (1) an illness or accident of the Designated Participant or his or her  spouse, registered domestic partner, parent or child; (2) loss of the Designated Participant’s property due to casualty (including the need to rebuild the Designated Participant’s primary residence following damage to the home not otherwise covered by insurance); or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Designated Participant.